EXHIBIT 16.1

Cunningham & Associates LLP
Chartered Accountants
200 Consumers Road, Suite 105
Toronto, Ontario
Canada, M2J 4R4

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re:  Longbow Mining Corp.

We have read Item 5 of the Longbow Mining Corp. Form 10-QSB dated February 17, 2003, and we do not disagree with the disclosure.

/s/ Cunningham & Associates LLP
Toronto, Ontario
February 27, 2003